Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 16, 2023, with respect to the financial statements of Nisus Payroll Pty Limited contained in this Registration Statement on Form F-4. We consent to the use of the aforementioned report in this Registration Statement on Form F-4, and to the use of our name as it appears under the caption “Experts.”

/s/ AM Business Advisory

AICPA Membership No. 402307223

Bella Vista, NSW

October 2, 2023